Consent of Independent Registered Public Accounting Firm

The Board of Directors

  and Stockholders

First Capital Bancorp, Inc.

  and subsidiary

Richmond, Virginia

We consent to the use in this Form SB-2 of First Capital Bancorp, Inc. and subsidiary of our report dated March 5, 2007, related to the audits of the consolidated financial statements of First Capital Bancorp, Inc. and subsidiary at December 31, 2006 and 2005, and for each of the years in the two year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia May 15, 2007